NEWS                                 DT Industries, Inc.
BULLETIN                             1949 E. Sunshine
                                     Suite 2-300
FROM:                                Springfield, MO 65804
  FRB                                Nasdaq:  DTII

The Financial Relations Board, Inc.

For further information:


AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:

Bruce Erdel                     Karl Plath           Marnie Freitag
Vice President, Finance         General Information  Analyst Contact
417/890-0102                    312/640-6738         312/640-6768


FOR IMMEDIATE RELEASE

         DT INDUSTRIES, INC. ANNOUNCES COMPLETION OF $70 MILLION PRIVATE
                  OFFERING OF CONVERTIBLE PREFERRED SECURITIES


Springfield, Mo., June 13, 1997--DT Industries (Nasdaq: DTII) announced today that it had completed a $70 million offering of 1.4 million 7.16% convertible preferred securities (liquidation preference $50 per convertible preferred security). The proceeds of the offering are being used by DT to retire indebtedness. The offering was made through DT Capital Trust, a newly-formed Delaware business trust, to a limited number of institutional investors in a private transaction exempt from registration under the Securities Act of 1933, as amended.

The securities sold represent undivided beneficial ownership interest in the Trust and are guaranteed by DT subject to certain limitations. DT owns all of the common securities of the Trust. The assets of the Trust consist solely of DT's 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 which were acquired with the proceeds of the offering. The convertible preferred securities are convertible at the option of the holders thereof at any time into the common stock of DT at an effective conversion price of $38.75 per share and are redeemable at DT's option after June 1, 2000.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

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